Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | July 6, 2021
AutoCallable Contingent Coupon Notes
Issuer:
Barclays Bank PLC
Tenor:
Approximately 21 months
Reference Assets:
The S&P 500 Index (Bloomberg ticker: “SPX <Index>”), the Russell 2000 Index (Bloomberg ticker: “RTY <Index>”) and the Nasdaq-100 Index (Bloomberg ticker: “NDX <Index>”) (each, a 'Reference Asset')
Barrier Value:
For each Reference Asset, 65.00% of its Initial Value, with Knock-In Events Observed daily
Coupon Barrier Value:
For each Reference Asset, 75.00% of its Initial Value
Contingent Coupon Amount:
$4.58333 per month (based on 5.50% per annum rate), to be determined on the Initial Valuation Date.
Selected Structure Definitions
Automatic Call:
The notes cannot be redeemed for the first six months after the Issue Date. If, on any Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Value, the notes will be automatically redeemed and you will receive a cash payment per $1,000 principal amount of notes on the related Call Settlement Date equal to the Redemption Price. No further amounts will be payable on the notes after the Call Settlement Date.
Contingent Coupon:
If, on any Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Coupon Barrier Value, you will receive a Contingent Coupon equal to the Contingent Coupon Amount on the related Contingent Coupon Payment Date. Otherwise, you will not receive a Contingent Coupon on such date.
Knock-In Event:
A Knock-In Event will occur if, on any scheduled trading day from but excluding the Initial Valuation Date to and including the Final Valuation Date, the Closing Value of any Reference Asset is less than its Barrier Value, subject to the limitations described in the accompanying Pricing Supplement.
Payment at Maturity:
If the Notes are redeemed prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes (in addition to any Contingent Coupon that may be payable on such date) equal to:
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If (a) the Final Value of the Least Performing Reference Asset is greater than or equal to its Initial Value, or (b) the Final Value of the Least Performing Reference Asset is less than its Initial Value but a Knock-In Event has not occurred, $1,000 per $1,000 principal amount note
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If (a) the Final Value of the Least Performing Reference Asset is less than its Initial Value and (b) a Knock-In Event has occurred, an amount calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]
If the notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Initial Value and a Knock-In Event has occurred, you will be fully exposed to the decline of the Reference Asset from the Initial Value. You may lose up to 100.00% of the principal amount of your notes at maturity.
Redemption Price:
$1,000 per $1,000 principal amount note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date.
All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated July 1, 2021 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control.

Hypothetical Payment at Maturity
CUSIP / ISIN:
06748W2W2 / US06748W2W29
Initial Value:
The Closing Value of the Reference Assets on the Initial Valuation Date.
Final Value:
The Closing Value of the Reference Assets on the Final Valuation Date.
Initial Valuation Date:
July 27, 2021
Issue Date:
July 30, 2021
Final Valuation Date:
April 25, 2023
Maturity Date:
April 28, 2023
The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.

Fact Sheet | July 6, 2021
AutoCallable Contingent Coupon Notes
Summary Characteristics of the Notes
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Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 2.175% of the principal amount of the notes, or up to $21.75 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees.
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Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $938.10 and $958.10 per Note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information.
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Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. You may lose some or all of your principal if (a) the notes are not redeemed, (b) the Final Value of any Reference Asset is less than its Initial Value and (c) a Knock-In Event occurs. You may lose up to 100.00% of your principal amount.
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Potential Return is Limited to the Contingent Coupons, if Any—The potential positive return you may receive on the notes is limited to the Contingent Coupons, if any, that may be payable during the term of the notes. It is possible that you will not receive any Contingent Coupons during the term of the notes.
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Early Redemption and Reinvestment Risk—If the notes are redeemed, you will not receive any additional payments on the notes and you may not be able to reinvest any amounts received in a comparable investment with a similar level of risk and yield.
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Daily Knock-In—A Knock-In Event will occur if the Closing Value of any Reference Asset is less than its Barrier Value on any scheduled trading day. Please see the Pricing Supplement for more information about Knock-In Events.

Summary Risk Considerations
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Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.
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U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information.
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Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes.
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Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes.
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Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily.
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Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation.

In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement.
Other Information
This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink:
https://www.creativeservices.barclays/docs/200007927/06748W2W2.pdf
You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes.
You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.